Exhibit 99.1
Warwick Valley Telephone Company Restates Statement of Cash Flows
Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) announced today that the Company needs to restate its financial statements for each of the two years in the period ended 2003 (appearing in its Annual Report on Form 10-K for the year ended December 31, 2003) and the interim consolidated financial statements during fiscal years 2003 and 2004 (appearing in its Forms 10-Q for each of the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004), and therefore such financial statements should no longer be relied upon. During those periods, the cash distributions of earnings received from the Orange County-Poughkeepsie Partnership (O-P), an investment accounted for under the equity method of accounting, were incorrectly classified as investing activities. Because the cash distributions of O-P represent a return on the Company’s investment in O-P, they should have been classified as operating activities. The impact of the related restatement will increase cash flows from operating activities and correspondingly decrease cash flows from investing activities previously reported in those periods. This restatement has no impact on the Company’s “Net increase in cash and cash equivalents” in the Consolidated Statement of Cash Flows, or on revenues, expenses, net income, earnings per share in the Consolidated Statement of Net Income, or any Consolidated Balance Sheet items.
In the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, it expects to report a material weakness with regard to accounting for its equity method investments. That material weakness, along with other identified material weaknesses and management’s plan for remediation will be more fully disclosed in the Company’s Annual Report on Form 10-K, which is expected to be filed on September 30, 2005.